UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 3, 2011

SBARRO, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

333-142081	11-2501939
(Commission File Number)	(IRS Employer Identification No.)

401 Broad Hollow Road, Melville, New York	11747-4714
(Address of Principal Executive Offices)	(Zip Code)

(631) 715-4100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 3, 2011, Sbarro, Inc. (the “Company”), together with its parent, Sbarro Holdings, LLC (“Holdings”) entered into a Third Forbearance Agreement (the “Third Forbearance Agreement”) with the Company’s lenders under its first lien credit agreement. As previously reported, the Company has been in discussions with its various creditor groups and other stakeholders regarding long-term solutions to its capital structure. Constructive discussions are continuing, including with holders of a majority of the Company’s senior notes, and the execution of the Third Forbearance Agreement supports the continuation of these discussions.

Consistent with the terms of a Forbearance Agreement (the “First Forbearance Agreement”), which was effective January 3, 2011, and a Second Forbearance Agreement (the “Second Forbearance Agreement”), which was effective January 31, 2011, with the lenders (the “First Lien Holders”) under that certain Credit Agreement, dated January 31, 2007, by and among the Company, Holdings, the First Lien Holders and the Administrative Agent (as amended, the “First Lien Credit Agreement”), the Third Forbearance Agreement provides that the First Lien Holders will continue to temporarily forbear for an additional 30 days from exercising certain rights and remedies under the First Lien Credit Agreement solely by reason of the Company’s failure to meet the EBITDA covenant contained in Section 7.16 of the First Lien Credit Agreement as of January 2, 2011 (the “First Lien Default”) or the Company’s receipt on December 29, 2010 of a “Notice of Default,” dated December 28, 2010, from AFII US BD Holdings, L.P. (“Ares”), which holds a majority of the Company’s senior notes (the “Notes”), contending that the Company’s incurrence of its second lien credit facility in March 2009 violated certain provisions of the Senior Notes Indenture, dated as of January 31, 2007, among the Company, the guarantors named therein and The Bank of New York, as Trustee (the “Indenture”). The First Lien Holders also have agreed to temporarily forbear for 30 days from exercising certain rights and remedies under the First Lien Credit Agreement solely by reason of the Company’s previously reported failure to make the interest payment that was due on February, 1, 2011 to the holders of the Notes under the Indenture, which failure constitutes an Event of Default (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement beginning on March 3, 2011 (the “Cross-Default”), as the grace period for making that interest payment under the Indenture expired on March 2, 2011. Specifically, until the Third Forbearance Agreement terminates, the First Lien Holders have agreed not to terminate the commitments, accelerate the loans, require cash collateral for the letter of credit obligations, enforce liens granted under the collateral documents or exercise any other rights or remedies that may be available under the loan documents.

In the Third Forbearance Agreement, the Company continued various acknowledgements as well as agreements to certain obligations to maintain a minimum level of liquidity and limit capital expenditures and provide the Administrative Agent with certain information during the forbearance period. The Third Forbearance Agreement does not require the Company to pay any additional fees to the consenting lenders.

The Third Forbearance Agreement terminates on the earliest of (i) April 1, 2011, (ii) the date on which any event of default under the First Lien Credit Agreement other than the First Lien Default or the Cross-Default shall occur, (iii) the date of any breach by Holdings or the Company of the covenants set forth in the Third Forbearance Agreement, and (iv) the date on which any holder of the Company’s senior notes or any of the Company’s second lien lenders (A) accelerates any of the Company’s obligations under the Indenture or the second lien credit facility or (B) enforces any rights to collect payment under their respective agreements with the Company. Approximately 95% of the Company’s outstanding second lien debt is held by an affiliate of MidOcean Partners. MidOcean Partners, through various investment funds that it manages, is the indirect, majority stockholder of the Company.

The foregoing description of the Third Forbearance Agreement and the terms thereof is qualified in its entirety by reference to the full text of the Third Forbearance Agreement, which is filed as an exhibit hereto and incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements,” within the meaning of the federal securities laws that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future are generally forward-looking statements.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include: (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the Third Forbearance Agreement, (ii) the risk that creditors will seek to accelerate the maturity of outstanding indebtedness or enforce other remedies, (iii) the Company’s ability to address its long-term capital structure needs, and (iv) the impact of this process on the Company’s operations and financial condition. Other factors are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2010. The Company undertakes no obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1 Third Forbearance Agreement, dated as of March 3, 2011, by and among Sbarro, Inc., Sbarro Holdings, LLC, the lenders party thereto, and Bank of America, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on March 7, 2011.

SBARRO, INC.

/s/ Stuart Steinberg
By:	Stuart Steinberg
Its:	General Counsel and Secretary

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